Exhibit 10.10

2005 Executive Officer Annual Compensation

      On December 10, 2004, the Compensation Committee set the 2005 annual salary for each of the company's named executive officers as follows: Mr. Cohen ($500,000), Mr. Steers ($500,000), Mr. Harvey ($400,000), Mr. Corl ($300,000) and Mr. McCombe ($300,000). On March 4, 2005, the Compensation Committee determined the maximum incentive awards for each of the company's executive officers and for all of the employees of the firm as a whole. These annual incentive awards were expressed as a percentage of Cohen & Steers' pre-incentive and pre-tax operating income, excluding adjustments for extraordinary items. The Compensation Committee may exercise its discretion to reduce or eliminate an executive officer's award, based on its assessment of the officer's performance.

      In order to retain Cohen & Steers' executive officers and promote stock ownership, for fiscal year 2005, 15% of the annual incentive awards made to the named executive officers will be mandatorily deferred pursuant to the Mandatory Stock Bonus Program under the Cohen & Steers 2004 Stock Incentive Plan (the “Stock Incentive Plan”). Under the terms of the Mandatory Stock Bonus Program, Cohen & Steers matches 25% of the mandatory deferred amount, and any dividends paid by Cohen & Steers on its common stock will be accrued in additional restricted stock units on such deferred and company match amounts. For fiscal year 2005, the deferred amount, the company match, and all accrued dividends vest on the third anniversary of grant.

      Key employees of the company, including the foregoing named executive officers, may voluntarily defer up to 25% of their annual incentive award pursuant to the Optional Stock Purchase Program under the Stock Incentive Plan. Prior to December 31, 2004, each of the foregoing named executive officers made their voluntary deferral election under the Optional Stock Purchase Program for the annual incentive bonus for fiscal year 2005. Under the terms of the Optional Stock Bonus Program, Cohen & Steers matches 25% of the voluntary deferred amount and any dividends paid by Cohen & Steers on its common stock will be accrued in additional restricted stock units on such deferred and company match amounts. Pursuant to the terms of the Optional Stock Purchase Program, the voluntarily deferred amounts are immediately vested and the company match and accrued dividends vest on the third anniversary of grant. For fiscal year 2005, each of Messrs. Cohen (25%), Steers (25%), Harvey (25%) and Corl (10%) elected to defer a portion of their bonus pursuant to the Optional Stock Purchase Program.